UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KLEANGAS ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

3714
(Primary Standard Industrial Classification Code Number)

45-53499508
(I.R.S. Employer Identification Number)

8110 Ulmerton Rd.
Largo, FL 33771
(727) 364-2744
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William B. Wylie, President
8110 Ulmerton Rd.
Largo, FL 33771
(727) 364-2744
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Barry J. Miller, Esq.
38275 Remington Park
Farmington Hills, MI 48331
Phone: (248) 232-8039
Fax: (248) 928-1129

As soon as practicable after this Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[ X ]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered[2]	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price	Registration Fee
Common Stock, par value $0.000001 per share[1]	316,500,000	$0.00007962[3]	$25,000.00	$3.41

1 Represents outstanding shares of common stock offered for resale by certain selling stockholders.

2 Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

3 Estimated pursuant to Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the last private sales price for the common stock of the Registrant as there is currently no public market price for the Registrant’s common stock. Such price was the price per share paid by the investors in the Registrant’s private placement transaction on August 15, 2012, and was determined by the Registrant to be a bona fide estimate of the price per share of the Registrant’s common stock.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

KLEANGAS ENERGY TECHNOLOGIES, INC.

316,500,000 Shares of Common Stock

This Prospectus relates to the resale of up to 316,500,000 shares of the common stock, par value $0.000001 per share, of Kleangas Energy Technologies, Inc., a Delaware corporation (“Common Stock”), by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling stockholders will determine the public sale price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions. We will not receive any proceeds from the sale of the Common Stock by the selling stockholders and we will bear all costs associated with the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”) other than any selling stockholder’s legal or accounting costs or commissions.

Our Common Stock is quoted on Pink Sheets (“Pink Sheets”) and trades under the symbol “WNDS.” As described below, there have been minimal recent public quotations of the Common Stock on Pink Sheets. There has never been an active public market for our Common Stock and the shares offered hereby are being offered in anticipation of the development of a secondary trading market. The last sale of our Common Stock occurred in 2008.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN THIS PROSPECTUS BEGINNING ON PAGE 6 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions where such offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Common Stock. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any distribution of securities in accordance with this Prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus.

The date of this Prospectus is December __, 2012.

Table of Contents

Prospectus Summary	3
Where You Can Find Additional Information	5
Risk Factors	6
List of Risk Factors	6
Forward-Looking Statements	22
Use of Proceeds	23
Selling Security Holders	23
Plan of Distribution	24
Description of Securities to be Registered	26
Common Stock	27
Description of Business	28
Description of Property	32
Legal Proceedings	32
Management’s Discussion and Analysis of Financial Condition and Results of Operations	32
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	37
Directors, Executive Officers, Promoters and Control Persons	38
Executive Compensation	41
Security Ownership of Certain Beneficial Owners and Management	42
Legal Matters	46
Experts	46
Interests of Named Experts and Counsel	46
Transfer Agent	46
Financial Statements	47

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire Prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our Common Stock. If you invest in our Common Stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.” References to “Kleangas,” “our,” “our Company,” “us,” or “the Company” refer to Kleangas Energy Technologies, Inc., a Delaware corporation, and its wholly owned subsidiary, Kleangas Enterprises, Inc., a Florida corporation (“Enterprises”), unless the context indicates otherwise. Except where the context otherwise requires, “KGS” refers to Enterprises as it existed prior to the merger described below and “Enterprises” refers to KGS as it has existed from and after that merger.

Overview

The purpose of the Company is to design, manufacture and sell systems that generate oxygen and hydrogen by the electrolysis of water and inject these gases into the mixture of fuel and air used in gasoline and diesel engines (“Oxy-Hydrogen Systems”). Initially, we will rely on third parties to manufacture the systems that we sell; as our business develops, we expect to manufacture systems ourselves and to purchase certain components used in their manufacture from third parties. We will market directly with our own sales force by personal contact, dealerships and an internet website primarily to automotive original equipment manufacturers and owners of fleets of cars and trucks. We commenced operations in May 2012 and are a development-stage company.

The address of the Company is 8110 Ulmerton Rd., Largo, FL 33771 and its telephone number is (727) 364-2744.

Our History

Prior to the Merger

We were incorporated in Delaware on January 8, 2008, for the purpose of acquiring Redmond Capital Corp., a Florida corporation (“Redmond”).

Redmond was incorporated effective September 12, 1996, in the State of Florida as Minex Minerals, Inc. On February 3, 1999, it changed its name to Redmond Capital Corp.

On June 14, 2007, the Circuit Court of the Eleventh Circuit in and for Miami-Dade County, Florida, appointed a receiver over the business of Redmond (Case No. 06-21128 CA 10) and on August 28, 2007, that court issued an order releasing the receiver, closing the case and approving certain actions specified in the receiver’s report, including the issuance of 32 million shares of the common stock of Redmond to Mark Renschler to compensate him for services theretofore rendered to Redmond. Shortly thereafter, he was elected as Mutual’s president, secretary and sole director.

On January 8, 2008, we acquired Redmond through a conversion under Delaware law. On August 14, 2008, we effected a 1-for-2,000 reverse split of our common stock (the “Reverse Merger”). In November 2008, we issued 282,000,000 shares of our common stock and 2,000,000 shares of our Series A Preferred Stock to Mr. Renschler (the “Renschler Shares”).

In 2009, Mr. Renschler resigned as our sole director and was replaced by Damian Guthrie, who also became our president. On July 31 2010, Mr. Guthrie resigned as an officer and director and was replaced by Richard S. Astrom, who is the father-in-law of Mr. Guthrie. On August 15, 2012, in connection with the merger described below (see “Directors, Executive Officers and Control Persons – Related Parties –Exchange Transaction” on page 41), the Renschler Shares, which had been acquired by Mr. Astrom, were surrendered to the Company and cancelled.

Immediately prior to the merger described below, we were a shell company, with nominal assets and no operations.

The Merger

On August 15, 2012, we entered into a Plan and Agreement of Merger by and among ourselves, KNGS Acquisition, Inc., a Florida corporation and our wholly owned subsidiary (“Acquisition”), and KGS, under which Acquisition was merged with and into KGS, with KGS being the surviving corporation. As a result of the Merger, we are no longer considered a shell company. In connection with the Merger, we issued 2,100,000,000 shares of Common Stock to the holders of the common stock of KGS. As a result of the Merger, William B. Wylie and Dennis J. Klein, who are respectively the president and chairman of the board and who are directors of the Company, became our controlling stockholders.

Also in connection with the Merger:

  We completed a private placement with four investors (the “Private Placement”) of 316,500,000 shares of Common Stock for proceeds of $25,000 in cash and payment for services under Securities Purchase Agreements. We also entered into Registration Rights Agreements with these investors, under which we were obligated to file the registration statement under the Securities Act of which this Prospectus forms a part covering the shares issued in the Private Placement (the “Registration Statement”) and are obligated to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible.

  Richard S. Astrom, our president and sole director, entered into an Exchange Agreement with us, under which 2,000,000 shares of our Common Stock, 2,000,000 shares Series A Preferred Stock and $71,044 of our indebtedness to him were exchanged for a secured promissory note of the Company payable to him in the principal amount of $275,000 and bearing interest at the rate of 0.24% per annum and a payment of $25,000. The promissory note is due August 15, 2013, is subject to acceleration in the event of certain events of default and contains certain restrictive covenants. For further information, see “Directors, Executive Officers and Control Persons – Related Parties –Exchange Transaction” on page 41.

  On August 28, 2012, KGS filed with the Secretary of State of the State of Florida Certificate of Merger Consummating the Merger and on September 26, 2012, we filed a Certificate of Amendment to our Certificate of Incorporation changing our name from “Windsor Resource Corp.” to “Kleangas Energy Technologies, Inc.”

As a result of the Merger, our business is now that of the design, manufacture and sale of Oxy-Hydrogen Systems for use in motor vehicles. For more detailed information as to our business, see “Description of Business,” which begins on page 28.

Our Common Stock is quoted on Pink Sheets under the symbol “WNDS.”

The information contained in this Prospectus, together with the additional information contained in the registration statement of which this Prospectus forms a part, is intended to be “Form 10 Information,” as that term is defined in Rule 144 under the Securities Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the prospectus of the Company filed as part of that registration statement and it does not contain all information included therein, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

In addition, after the effective date of this Prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

THE OFFERING

Shares of Common Stock offered by selling stockholders:	This Prospectus relates to the sale by certain selling stockholders of up to 316,500,000 shares of our Common Stock, which were issued in the Private Placement to 11 investors.
Offering Price	Until a market is established, $.02 to $.20 per share; thereafter at market price or privately negotiated prices.
Common stock outstanding before the offering:	2,416,648,358 shares
Common stock to be outstanding after the offering:	2,416,648,358 shares
Use of proceeds:	We will not receive any proceeds from sales of shares of Common Stock by selling stockholders.
Risk factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 6 and all other information set forth in this Prospectus before investing in our Common Stock.

Pink Sheets Symbol:	WNDS

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Prospectus, before making an investment decision. If any of the events associated with the risk factors described below actually occurs, our business, financial condition or results of operations could suffer or we could be unable to continue to operate. In that case, the trading price of our Common Stock could decline, and you could lose all or a part of your investment. You should read the section entitled “Forward Looking Statements” on page 22 for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISK FACTORS

Risk Factors Related to Our Financial Condition

If we are unsuccessful in increasing our revenues and raising additional funding, we may possibly cease to continue as a going concern.

While our consolidated financial statements for the period ended September 30, 2012, have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of operations, there are material uncertainties related to certain conditions and events that cast substantial doubt on our ability to continue as a going concern.

Our ability to continue as a going concern is dependent on the successful execution of our business plan, which is aimed at launching our business and obtaining market penetration to attain revenues and operating cash flows, investing in research and product development, entering into complementary markets, obtaining satisfactory overall gross margins, and securing financing to fund our operations as needed.

This plan includes the generation of revenues, profits and related positive operating cash flows. There are various uncertainties affecting our revenues, including the current market environment, our ability to obtain orders, the adoption of new technologies by customers, the continuing development of products, price competition, and the ability of customers to finance purchases. In addition, we will also require additional funding in the form of debt or equity and there are uncertainties surrounding our ability to access additional capital, including the volatility in economic conditions in recent months and years.

Additional funding may be in the form of debt or equity or a hybrid instrument, depending on the needs of the investor. Given economic and credit market conditions, we may not be able to raise additional cash resources through these sources of financing. Accordingly, while we are continuing to review these sources of financing, we may also explore other sources of financing, such as alliances with strategic partners, sales of assets or licensing of our technology, a combination of operating and related initiatives or a substantial reorganization of our business.

There can be no assurances we will achieve profitability or positive cash flows or be able to obtain additional funding or that, if obtained, they will be sufficient, or whether any other initiatives will be successful, such that we will be able to continue as a going concern.

Our inability to generate sufficient cash flows, raise additional capital and actively manage our liquidity may impair our ability to execute our business plan, and result in our reducing or eliminating product development and commercialization efforts, reducing our sales and marketing efforts, and having to forego attractive business opportunities.

At September 30, 2012 we had approximately $310 in cash. There are uncertainties related to the timing and use of our cash resources and working capital requirements. These uncertainties include, among other things, our ability to develop and sell our products, the timing and volume of commercial sales and the associated gross margins of our products and the development of markets for, and customer acceptance of, new products.

To the extent possible, we will attempt to limit these risks by; (i) continually monitoring our sales prospects, (ii) continually aiming to reduce product cost, and (iii) advancing our technology platforms and product designs. However, because these above factors are not within our control, we may not be able to accurately predict our necessary cash expenditures or obtain financing in a timely manner to cover any shortfalls.

If we are unable to generate sufficient cash flows or obtain adequate additional financing, we may be prevented from executing our business plan. In particular, the development and commercialization of our products could be delayed or discontinued if we are unable to fund the development of our manufacturing capabilities. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities.

The uncertain and unpredictable condition of the economy could have a negative impact on our business, results of operations and financial condition, or our ability to accurately forecast our results, and it may cause a number of the risks that we currently face to increase in likelihood, magnitude and duration.

The uncertain and unpredictable condition of the current economy and credit markets affects our outlook in three ways. First, sales of our products depend to some degree on general economic conditions and activity. If the current condition of the economy declines or we experience a continued slow return to economic growth, demand for our products may not increase significantly. Second, the current uncertain economic climate could adversely affect our ability to conduct normal day-to-day sales activities, which may depend on the ability purchasers to finance purchases and which could become increasingly difficult. As a result, we may face new risks that we cannot presently identify. In addition, a number of risks that we ordinarily face and that are further described herein may increase in likelihood, magnitude and duration. These risks include but are not limited to deferrals or reductions of customer orders, deterioration of our customers’ ability to finance purchases, reduced revenue, deterioration in our available cash and liquidity due and an inability to access capital.

Because we expect to incur net losses, we may not be able to implement our business strategy and the price of our common shares may decline.

We have not generated positive net income since our inception. Our current business strategy is first to purchase and sell oxy-hydrogen generators (electrolyzers) manufactured by third parties and subsequently to develop and sell our own line of these products and attain a market leadership position for these products. In so doing, we will incur significant expenditures for general administrative activities, including sales and marketing and research and development. As a result of these costs, we will need to generate and sustain significant revenues and positive gross margins to achieve and sustain profitability. We incurred a net loss of $45,027 from our inception on May 10, 2012, through September 30, 2012. Our accumulated deficit at that date was $347,127. We expect to continue to incur losses at least for the next two fiscal years.

While we hope to ameliorate these risks and uncertainties by executing our business plan so as to attain forecasted revenues, improving operating cash flows, investing in research and product development, improving gross margins, and securing financing to fund our operations as needed, no assurance can be given that we will be able to do so. If we are unable to do so, we may not be able to continue as a going concern and investors may lose their entire investment.

Our revenues and operating results are likely to fluctuate significantly and may cause the price of our common shares to decline.

Our revenues and operating results are likely to vary as the result from the length of time between our first contact with a customer and the recognition of revenue from sales to that customer. Our products are highly engineered, many are still in development stage and those sold to customers may require programing and physical adjustment to meet customer needs. Therefore, the length of time between approaching a customer and delivering our products to it may be extensive. We plan to offer many potential customers free trials of our products. The success of these trials may determine whether or not the potential customer will purchase our products and even if the trials are successful, some potential customers may not purchase our products. Potential customers may also need to obtain approval at a number of management levels and one or more regulatory approvals. The foregoing may delay a decision to purchase our products and/or result in the loss of funds expended on these trials.

The length and variability of the sales cycles for our products make it impossible to forecast accurately the timing and amount of specific sales and corresponding revenue recognition. The delay or failure to complete one or more large sales transactions could significantly reduce our revenues for a particular period. We expect to expend substantial funds and efforts on marketing our products to a potential customer, without assurance that we will successfully sell our products to that customer. As a result, our operating results are likely to fluctuate significantly and we may fail to meet the expectations of investors; as a result, the price of our common shares may decline.

In order to grow, we will need financing. If we cannot meet our capital requirements, our business will suffer or we will be unable to continue to operate. Our stockholders may be adversely affected by the terms of such financing.

Since we commenced business, our primary methods to obtain the cash necessary for our operating needs have been investments made by our founders, William B. Wylie and Dennis J. Klein, a group of initial investors and a private placement of $25,000. We need to raise additional funds in the future through public or private debt or equity financings in order to continue operations and in particular to fund operating losses; increase our sales and marketing capacities; take advantage of opportunities for internal expansion or acquisitions; hire, train and retain employees; develop new services and the products necessary to provide them; and respond to economic and competitive pressures. We will not be able to grow and become profitable without additional outside capital. The Company believes that it will require capital in the form of equity or borrowed money of approximately $1.5 million during the next 12 months. The Company’s current liquidity presents a material risk to investors because the Company does not currently have sufficient funds to pay its outstanding obligations. See “Liquidity and Capital Resources.” Although the Company is seeking additional capital, it has received no commitment for financing from investors or banks and no assurance can be given that any such commitment will be forthcoming or, if so, in what amount.

If adequate funds are not available or are not available on acceptable terms, our operating results and financial condition may suffer, our stock price may decline and we may not be able to continue as a going business. We can give no assurance that we will be able to obtain such capital in sufficient amounts or on acceptable terms.

If our capital needs are met through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and may be diluted.

The shares of Enterprises have been pledged to secure certain indebtedness and we may be unable to repay it.

All of the outstanding shares of our wholly owned subsidiary, Enterprises, through which we operate, have been pledged to secure the obligations of the Company under a promissory note in the principal amount of $275,000, all of which is unpaid. For further information about this promissory note, see “Directors, Executive Officers and Control Persons – Related Party Transactions – Exchange Transaction” on page 41.

Risk Factors Related to Our Business and Industry

We currently have no customers for our products.

We currently have no customers for our products. Our ability to continue as a going concern depends on finding customers. If we are unable to do so, our business will not develop and investors will lose their investments.

Our insurance may not be sufficient.

We plan to carry product liability and other insurance that we consider adequate considering the nature of the risks and costs of coverage. We may not, however, be able to obtain insurance against certain risks or for certain products or to obtain it with a satisfactory level of coverage or on satisfactory financial and business terms.

If we are unable to pay this promissory note when it is due on August 15, 2013, or arrange for an extension of the date on which it is due, the holder of the note will be able to foreclose on these shares, with the results that they would be sold to a third party to satisfy, in whole or in part, the indebtedness payable under the promissory note and the Company would be without operations or material assets. In this event, our stockholders could lose all, or substantially all, of their investment. We do not have funds sufficient to pay this promissory note and no assurance can be given that we will be able to obtain the funds necessary to pay it when due or at all. For further information respecting this promissory note, the circumstances under which it was issued and its holder, see “Directors, Executive Officers and Control Persons – Related Party Transactions – Exchange Transaction.”

Our business depends substantially on the efforts of our existing management and our business could be severely disrupted if we were to lose their services. We will also need to attract and retain additional management personnel in order to develop our business and no assurance can be given that we will be able to do so

Our future success heavily depends on the continued service of Dennis J. Klein, our Chairman of the Board, William B. Wylie, our President and Acting Chief Financial Officer. If either of both of them were unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating their replacements, which would substantially divert management’s attention from and severely disrupt our business. We will need to attract and retain additional management to develop our business and may face difficulties in doing so because we are not presently in a position to pay competitive compensation and our future is uncertain. Moreover, if any of our senior executives were to join a competitor or form a competing company, we could lose customers, suppliers, know-how, and key employees.

Significant markets for fuel cell and other hydrogen energy products may never develop or may develop more slowly than we anticipate. This would significantly harm our ability to generate revenues and may cause us to be unable to recover the losses that we have incurred and expect to incur in the development of our products.

Significant markets may never develop for oxy-hydrogen generators and other hydrogen-energy products or they may develop more slowly than we anticipate. Any such delay or failure would significantly harm our revenues and we may be unable to recover the losses that we have incurred and expect to continue to incur in our business. If this were to occur, we may never achieve profitability and our business could fail. Our products are intended for an emerging market, and whether prospective customers will purchase them may be affected by many factors, some of which are beyond our control, including: the emergence of more competitive technologies and products; other environmentally clean technologies and products that could render our products obsolete; the future cost of raw materials, components, catalysts, distilled water and other items used in our products; the regulatory requirements of agencies that impact us, including the development of uniform codes and standards for oxy-hydrogen generator products, hydrogen refueling infrastructure and other oxy-hydrogen energy products, as well as those that affect our customers, which may impede or make impossible or impracticable the development and sale of our products; the existence or nonexistence of government regulation and/or support (see the following risk factor); the manufacturing and supply costs for our components and systems; the perceptions of potential customers, regulators and the general public regarding the safety of our products; the willingness of potential customers to try new technologies; the continued development and improvement of existing power technologies; and the cost of existing and new fuels as compared with the cost fuel furnished by our products.

Changes in government policies and regulations could adversely affect the market for our products.

Our industry is in its development phase and is not currently subject to industry specific government regulations in the United States and Canada, which we believe will be our principal markets for the foreseeable future, relating to matters such as design, storage, transportation and installation of oxy-hydrogen generators products. However, we may in the future encounter government regulations that affect us. For example, federal, state and/or local regulatory approvals or permits may be required for the design, installation and operation of our products; these may be imposed directly upon us, OEMs or fleet customers. To the extent there are delays in gaining such approvals or permits, our development and growth may be constrained. Furthermore, the inability of OEMs or our fleet customers to obtain approvals or permits, or the cost or inconvenience associated with the approval permitting process, could adversely affect demand for our products and, therefore, adversely impact our business.

Our business will suffer if governmental policies change and no longer encourage the development and growth of clean energy technologies or bestow incentives or other advantages that we do not receive upon competing technologies. The interest by OEMs and fleet owners in alternative energy technology has been driven in part by environmental laws and regulations. There is no guarantee these laws and regulations will not change and any such changes could result in these customers’ reducing or abandoning their interest our products.

Although the development of alternative energy sources and, in particular, clean energy technologies such as oxy-hydrogen electrolyzers has been identified as a significant priority by many governments, we cannot be assured that governments will not change their priorities or that any such change would not materially affect our revenues and our business. If governments change their laws and regulations such that the development of alternative clean energy sources is no longer required or encouraged, the demand for our products may be significantly reduced or delayed and our sales would decline.

Finally, government support by way of legislation, tax and other incentives, policies or otherwise, of clean energy products and technology may adversely affect our business and competitive position.

The development of uniform codes and standards for alternative energy powered vehicles and related refueling infrastructure may not develop in a timely fashion, if at all.

Uniform codes and standards do not currently exist for our products or our customers. Establishment of appropriate codes and standards is a critical element to allow developers of these items to develop products that will be accepted in the marketplace. The development of hydrogen standards is being undertaken by numerous organizations, but it is not clear whether universally accepted codes and standards will occur in a timely fashion, if at all.

We will continue to face significant competition from other developers and manufacturers of oxy-hydrogen generation systems and other alternative energy products. If we are unable to compete successfully, we may not be able to sell our products or to sell them at sufficient profit margins.

In the market for our products, we will compete with a number of companies who design, manufacture products similar to ours in design or purpose. In many cases, these suppliers have established delivery infrastructure and customer relationships.

In particular, in the commercial production of oxy-hydrogen products, we compete with a number of companies that currently have electrolyzer and oxy-hydrogen generator system development programs. Some of these competitors may be able to deliver competing products before we can. These competitors may be more successful in penetrating their specific markets than we. In addition, an increase in the popularity of our products in particular markets may cause certain of our customers and in particular OEMs, to develop and use some or all of the technologies we are developing.

Competition in our markets is significant and we expect it to intensify in the future. We compete directly and indirectly with a number of companies that provide products and services that are competitive with all, some or part of our products and related services. Most of our existing and potential competitors have greater brand name recognition and their products may enjoy greater initial market acceptance among our potential customers. In addition, many of these competitors have significantly greater financial, technical, sales, marketing, distribution, service and other resources than we have and may also be better able to adapt quickly to customers’ changing demands and to changes in technology. If we are not able to compete successfully in the face of our competitors’ present advantages, our ability to gain market share or market acceptance for our products could be limited, our revenues and our profit margins may suffer, and we may never become profitable.

We face competition for our products from developers and manufacturers of traditional technologies and other alternative technologies.

Each of our target markets is currently served by manufacturers with existing customers and suppliers. These manufacturers use proven and widely accepted traditional technologies such as gasoline- or diesel-powered internal combustion engines and turbines, as well as coal, oil, gas and nuclear powered generators. Additionally, there are competitors working on developing technologies that use fuel cells, energy storage technologies, hydrogen generation technologies and other alternative power technologies, advanced batteries and hybrid battery/internal combustion engines. Competition in our target markets may also come from existing power technologies, such as batteries and fuel cells that supply power for electric or hybrid vehicles, from improvements to these technologies and from new alternative power technologies, including other types of fuel enhancement products.

It is not possible to predict whether we will be able to compete effectively with these products. If we cannot do so, our ability to gain market share or market acceptance for our products could be limited, our revenues and our profit margins may suffer, and we may never become profitable.

The successful execution of our strategy for the sale of our products depends on developing relationships with OEMs, fleet owners and distributors.

Our strategy for the sale of our products is to develop and manufacture products and systems for sale to OEMs and fleet owners. Our success will be heavily dependent on our ability to establish and maintain relationships with these customers, who will install our products into their vehicles and, to a degree that we cannot presently predict, on our ability to find suppliers and customers who are willing to assume some of the research and development costs and risks associated with our technologies and products and on our ability to establish a national distribution system. Our performance may, as a result, depend on the success of other companies, and there are no assurances of their success.

We can offer no assurance that OEMs will manufacture vehicles that can use our products, or, if they do manufacture them, that they will use our products as components. These vehicles and the installation of our products in them will be complex and any problems encountered by OEMs in designing, manufacturing or marketing their products, whether or not related to the incorporation of our products, could delay sales of our products and adversely affect our financial results. Our ability to sell our products to OEMs may depend to a significant extent on their sales and distribution networks and service capabilities.

With respect to fleet owners, we can give no assurance that particular vehicles in their fleets can be modified to accept our products, or, if they can be modified, whether these modifications can be made at an acceptable cost. We can also give no assurance that, in the future, fleet owners will purchase vehicles capable of modification. Finally, we can give no assurance that fleet owners will not purchase vehicles from OEMs that have products made by us or our competitors already installed. If so, our revenues and profits will be adversely affected because, if the installed product was made by our competitor, we will have lost a sales opportunity and if it was manufactured by us, we will likely have sold it to an OEM at a lower price and at a lower profit margin than we would have sold it to a fleet owner, as well as have lost the revenue that we would have recognized from installation and maintenance charges.

Finally, we can give no assurance that we will be able to establish a national distribution system or that, if we are able to do so, that our distributors will be able successfully to market our products.

In addition, some of our agreements with customers – in particular OEMs – may require us to provide shared intellectual property rights in certain situations, and there can be no assurance that any future relationships we enter into will not require us to share some of our intellectual property. Any change in the fuel enhancement, oxy-hydrogen or alternative fuel strategies of a customer could have a material adverse effect on our business and our future prospects.

In addition, in some cases, our relationships with our customers may initially be governed by a non-binding memorandum of understanding or a letter of intent. We cannot provide the assurance that we will be able to successfully negotiate and execute definitive agreements with any of these customers, and failure to do so may effectively terminate the relevant relationship, with adverse results.

We are dependent on third party suppliers for key materials and components for our products. If these suppliers become unable or unwilling to provide us with sufficient materials and components on a timely and cost-effective basis, we may be unable to manufacture our products cost-effectively or at all, and our revenues and gross margins would suffer.

We rely on third party suppliers to provide key materials and components for our products. While we will undertake due diligence before engaging with a supplier, a supplier’s failure to provide materials or components in a timely manner, or to provide materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, may harm our ability to manufacture our products cost-effectively or at all, and our revenues and gross margins might suffer. To the extent we are unable to develop and patent our own technology and manufacturing processes and, to the extent that the processes our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials or components from alternative suppliers and that could adversely affect our ability to produce commercially viable products.

We may not be able to manage successfully the anticipated expansion of our operations.

Our anticipated expansion in facilities, staff and operations may place serious demands on our managerial, technical, financial and other resources. We may be required to make significant investments in our engineering and logistics systems and our financial and management information systems, as well as retaining, motivating and effectively managing our employees. While we intend continually to monitor our sales outlook and adjust our business plan as necessary, our management skills and systems currently in place may not enable us to implement our strategy or to attract and retain skilled management, engineering and production personnel. Our failure to manage our growth effectively or to implement our strategy in a timely manner may significantly harm our ability to achieve profitability.

We need to recruit, train and retain key management and other qualified personnel to successfully expand our business.

Our future success will depend in large part on our ability to recruit and retain experienced research and development, engineering, manufacturing, operating, sales and marketing, customer service and management personnel. We compete in emerging markets and there are a limited number of persons with the appropriate combination of skills needed to provide the services our customers will require. We may experience difficulty in recruiting qualified personnel. If we do not attract such personnel, we may not be able to expand our business. In addition, new employees may require substantial training, which will require significant resources and management attention. Our success also depends on retaining our key management, research, product development, engineering, marketing and manufacturing personnel. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

We may acquire technologies or companies in the future, and these acquisitions could disrupt our business and dilute our stockholders’ interests.

We may acquire additional technologies or other companies in the future and we cannot assure that we will be able to successfully integrate their operations or that the cost savings we anticipate will be fully realized. Entering into an acquisition or investment entails many risks, any of which could materially harm our business, including: diversion of management’s attention from other business concerns; failure to effectively assimilate the acquired technology, employees or other assets into our business; the loss of key employees from either our current business or the acquired business; and the assumption of significant liabilities of the acquired company.

If we complete additional acquisitions, we may dilute the ownership of current stockholders. In addition, achieving the expected returns and cost savings from our past and future acquisitions will depend in part on our ability to integrate the products and services, technologies, research and development programs, operations, sales and marketing functions, finance, accounting and administrative functions, and other personnel of these businesses into our business in an efficient and effective manner. We cannot ensure we will be able to do so or that the acquired businesses will perform at anticipated levels. If we are unable to successfully integrate acquired businesses, our anticipated revenues may be lower and our operational costs may be higher.

We have no experience in manufacturing our products and if we do not develop adequate manufacturing processes and capabilities to do so in a timely manner, we may be unable to achieve our growth and profitability objectives.

We have limited experience manufacturing products. In order to implement our plan to manufacture our own products after an initial period during which we will sell products manufactured by third parties, we will need to develop plans for efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market such products. We can give no assurance that we will be able to implement these plans such that they will satisfy the requirements of our customers. Our failure to develop these manufacturing processes and capabilities in a timely manner could prevent us from achieving our growth and profitability objectives as projected or at all.

Risk Factors Related to Our Products and Technology

We may never complete the development of commercially viable products and if we fail to do so, we will not be able to meet our business and growth objectives.

Because both our business and industry are still in the developmental stage, we do not know when or whether we will successfully complete research and development of commercially viable products. If we do not complete the development of these products, we will be unable to meet our business and growth objectives. We expect to face unforeseen challenges, expenses and difficulties as a developing company seeking to design, develop and manufacture planned and new products. Our future success also depends on our ability to market our products effectively. No assurance can be given that we will succeed in these endeavors.

We may not be able to manufacture our products at competitive prices and demonstrate their reliability. If we fail to do so, potential customers will be unlikely to purchase our products and we will not generate sufficient revenues to achieve and sustain profitability.

While plan to manufacture our products at competitive prices, we may not be able to do so. The prices of our products are dependent largely on material and manufacturing costs. We cannot guarantee we will be able purchase raw materials or components at the prices and/or to maintain manufacturing costs at the levels at which we will be able to produce competitive and reliable products. If we are unable to manufacture such products, we would not be able to generate sufficient revenues with positive gross margins to achieve and sustain profitability.

Field tests of our products could negatively affect our customer relationships and increase our manufacturing costs.

We plan to field test our products continuously and one of our sales strategies is to permit customers to use our products on a test basis. Any failures in these tests could harm our competitive position and impair our ability to sell our products. These tests may reveal, among other things, the failure of our technology, the failure of the technology of others and the failure to combine these technologies properly. In addition, our field test programs may be delayed. Any delay in or failure of our field tests, whether it occurs internally or with our customers, could damage our reputation and the reputation of our products and limit our sales. Such field test failures may negatively affect our relationships with customers, require us to extend field testing longer than anticipated before undertaking commercial sales and require us to develop further our technology in light of such failures.

Rapid technological advances or the adoption of new codes and standards could impair our ability to deliver our products in a timely manner and, as a result, our revenues would suffer.

Our success will depends in large part on our ability to keep our products current and compatible with evolving technologies, codes and standards. Unexpected changes in technology or in codes and standards could disrupt the development of our products and prevent us from meeting deadlines for the delivery of products. If we are unable to keep pace with technological advancements and adapt our products to new codes and standards in a timely manner, our products may become uncompetitive or obsolete and our revenues would suffer.

We may depend on intellectual property and our failure to protect that intellectual property could adversely affect our future growth and success.

Failure to protect our intellectual property rights may reduce our ability to prevent others from using technology that we may develop. We will rely on a combination of patent, trade secret, trademark and copyright laws to protect our intellectual property. Some of our intellectual property is currently not covered by any patent or patent application. Patent protection is subject to complex factual and legal criteria that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure that: any of the patents owned by us or third party patents licensed to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or any of our pending or future patent applications will be issued with the breadth of protection that we seek, if at all.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited, not applied for, or unenforceable in foreign countries.

Furthermore, as noted above, we may in some circumstances provide for shared intellectual property rights. For instance, where intellectual property is developed pursuant to our use of technology licensed from OEMs, we may be required to commit to provide certain exclusive or non-exclusive licenses in their favor and, in some cases, the intellectual property may be jointly owned. As a result of these licenses, we may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights. We may also be required to license our technology to OEMs so that they may manufacture our product in the event that we fail to make deliveries of our products under our contracts with OEMs.

While we intend to seek to protect our proprietary intellectual property through contracts, including confidentiality and similar agreements, with our customers and employees, we cannot assure that the parties who enter into such agreements with us will not breach them, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

If necessary or desirable, we may seek licenses under the patents or other intellectual property rights of others. However, we cannot as sure we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. Our failure to obtain a license from a third party for intellectual property we use in the future could cause us to incur substantial liabilities and to suspend the manufacture and shipment of products or our use of processes that exploit such intellectual property. In addition, failure to obtain such a license could affect our ability to manufacture competitive products.

Our involvement in intellectual property litigation could negatively affect our business.

Our future success and competitive position will depend in part on our ability to obtain or maintain the proprietary intellectual property used in our principal products. In order to establish and maintain such a competitive position, we may need to prosecute claims against others who we believe are infringing our rights and defend claims brought by others who believe we are infringing their rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect sales of any products involved or the use or licensing of related intellectual property and divert the efforts of our technical and management personnel from their principal responsibilities, regardless of whether such litigation is resolved in our favor. If we are found to be infringing on the intellectual property rights of others, we may, among other things, be required to pay substantial damages; cease the development, manufacture, use, sale or importation of products that infringe on such intellectual property rights; discontinue processes incorporating the infringing technology; expend significant resources to develop or acquire non-infringing intellectual property; or obtain licenses to the relevant intellectual property.

We cannot offer any assurance that we will prevail in any such intellectual property litigation or that, if we were not to prevail in such litigation, licenses to the intellectual property we are found to be infringing on would be available on commercially reasonable terms, if at all. The cost of intellectual property litigation as well as the damages, licensing fees or royalties that we might be required to pay could have a material adverse effect on our business and financial results.

We could be liable for environmental damages resulting from our research, development or manufacturing operations or from the use of our products in our customers’ vehicles.

The nature of our business, and especially the use of our products in motor vehicles, exposes us to the risk of harmful substances escaping into the environment, which could result or be alleged to result in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims and, in some instances, we may not be reimbursed at all. Our business is subject to numerous laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional more stringent changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, government authorities may seek to impose fines and penalties on us, or to revoke or deny the issuance or renewal of operating permits, and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

Our products use flammable fuels that are inherently dangerous substances and could subject us to product liabilities.

Our financial results could be materially impacted by accidents involving either our products or those of other electrolyzer manufacturers, either because we face claims for damages or because of the potential negative impact on demand for our products. Our products generate and use oxy-hydrogen, which is a highly flammable and in some cases explosive gas. As a supplier of products and systems to OEMs and fleet owners, we may face an inherent business risk of exposure to product liability claims in the event our products, or the equipment into which our products are incorporated, malfunction and result in personal injury, death or damage to property. We may be named in product liability claims even if there is no evidence our systems or components caused the accidents. Product liability claims could result in significant losses from expenses incurred in defending claims or the award of damages. Since our products have not yet gained market acceptance, any accidents involving our products or similar products of third parties, could materially impede acceptance of our products. In addition, although we intend to obtain product liability coverage adequate to cover these risks, we may be held responsible for damages beyond the scope of that insurance coverage.

Risk Factors Related to Ownership of Our Common Shares

A small number of stockholders collectively owns a significant portion of our common stock and may authorize or prevent corporate actions to the detriment of other stockholders.

These persons beneficially own shares of our outstanding Common Stock representing substantially more than 50% of the votes eligible to be cast by stockholders in the election of directors and on other matters. Accordingly, they have power to control all matters requiring the approval of our stockholders, including the election of directors and the approval of mergers and other significant corporate transactions. Their interests could conflict with the interests of our other stockholders.

Our Common Stock is quoted on Pink Sheets, which may limit its liquidity and price more than if it were quoted or listed on a national securities exchange, the NASDAQ Stock Market or the OTC Bulletin Board.

Our Common Stock is currently quoted on Pink Sheets, an inter-dealer automated quotation system for equity securities which provides a significantly more limited market and may limit the liquidity and price of our Common Stock more greatly than would be the case if it were listed or quoted on a national securities exchange, the NASDAQ Stock Market or the OTC Bulletin Board. Some investors may perceive our Common Stock to be less attractive because it is quoted on Pink Sheets. In addition, as a company quoted on Pink Sheets, we may not attract the extensive analyst coverage that is received by companies listed or quoted elsewhere. Further, institutional and other investors may have investment guidelines that restrict or prohibit their investing in securities quoted on the Pink Sheets. These factors may have an adverse impact on the trading and price of our Common Stock and a long-term adverse impact on our ability to raise capital.

Because we became a company whose shares are publicly traded by means of a “reverse merger,” we may not attract the attention of major brokerage firms.

We became a company whose shares are publicly traded through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. There is no assurance that brokerage firms will be interested in conducting secondary offerings on behalf of our Company or in privately placing our securities with their customers.

Sales of our Common Stock in the public market could lower its price and impair our ability to raise funds in securities offerings.

If our stockholders sell substantial amounts of their Common Stock in the public markets, or if it is perceived that such sales may occur, the price of our Common Stock could fall and make it more difficult for us to sell equity, or equity-related securities at a price that we deem appropriate.

The trading price of our Common Stock may decrease due to factors beyond our control.

The securities markets, and in particular the market for securities quoted on Pink Sheets, have from time to time experienced extreme price and volume fluctuations which have often been unrelated to the financial performance of the companies listed or quoted thereon. These fluctuations may adversely affect the market price of our Common Stock and make it more difficult for us to sell equity, or equity-related securities at a price that we deem appropriate.

The market price of our Common Stock may also fluctuate significantly in response to the following factors, many of which are unpredictable or beyond our control, regardless of our actual performance: variations in our quarterly operating results; changes in general economic conditions; changes in market valuations of similar companies; announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments; loss of a major supplier, customer, partner or joint venture participant post-merger; and the addition or loss of key management personnel. As a result, our stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

The market price for our Common Stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, a limited operating history, a lack of profits and an uncertain future. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

The market for our Common Stock may be subject to significant price volatility for the indefinite future for a number of reasons. As a consequence of the thin and sporadic trading in our Common Stock, the trading of relatively small quantities of shares by our stockholders may disproportionately affect their price. Also, the price for our Common Stock could decline precipitously in the event that a large number of shares were sold without commensurate demand. In addition, we are a speculative or “risky” investment due to our limited operating history, our lack of profits and our uncertain future. As a consequence, investors may be inclined to sell their shares more quickly and at lower prices than would be the case with the stock of a less risky issuer. We can make no predictions as to the future prices for shares of our Common Stock.

No dividends. We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our Common Stock for returns on your investment. If you are seeking cash dividends, you should not purchase our Common Stock.

For the foreseeable future, we intend to retain our earnings, if any, to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, but no assurance can be given that the price of our Common Stock will appreciate or, if it does, that it will remain at or above the level to which it has appreciated. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, capital needs, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

We are likely to be subject to penny stock regulations and restrictions and, if so, you may have difficulty selling shares of our Common Stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to certain exemptions. We believe that, for a period after the date of this prospectus, the length of which is unpredictable, our Common Stock will be a “penny stock”, subject to Rule 15g-9 under the Exchange Act, or the so-called “Penny Stock Rule,” which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). If our Common Stock ceases to be a penny stock because its market price is more than $5.00 per share, a reduction in its market price below $5.00 would cause it to be a penny stock again. For transactions subject to Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers, and in turn the ability of our stockholders, to sell our Common Stock.

For any transaction involving a penny stock, unless exempt, a disclosure schedule prepared by the SEC relating to the penny stock market must be delivered prior to any transaction. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information as to the limited market for penny stock.

There can be no assurance that shares of our Common Stock would qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were to be exempt from the Penny Stock Rule, Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest, would be applicable.

If we are an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements will not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, since the Company will be an issuer of penny stock, it will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could adversely affect our financial condition.

Our Common Stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under a regulation of the SEC known as “Rule 144,” a person who beneficially owns restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months or 1 year, depending on various factors. The holding period for our Common Stock would be 1 year if our Common Stock could be sold under Rule 144. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or that has been at any time previously a shell company. The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. Until the Reverse Merger, we were a shell company.

The SEC has provided an exception to this unavailability if and for as long as the following conditions are met:

  The issuer of the securities that was formerly a shell company has ceased to be a shell company,

  The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,
  The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
  At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

Although we have filed Form 10 Information with the SEC in the registration statement of which this prospectus forms a part, stockholders who receive our restricted securities will not be able to sell them pursuant to Rule 144 without registration until we have met the other requirements of this exception and then for only as long as we continue to meet those requirements and are not a shell company. No assurance can be given that we will meet these requirements or that, if we have met them, we will continue to do so, or that we will not again be a shell company.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

We are obligated to file annual, quarterly and current reports with the SEC pursuant to the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the new rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some of our activities more time-consuming and costly. We expect to spend at least $50,000, and perhaps substantially more, in legal and accounting expenses annually to comply with our reporting obligations and Sarbanes-Oxley. These costs could affect our profitability and our results of operations. As indicated below, the so-called “Jobs Act” has relieved us of certain obligations with respect to reporting.

Because our Common Stock is not registered under the Exchange Act, we will not be subject to the federal proxy rules and our directors, executive offices and 10% beneficial holders will not be subject to Section 16 of the Exchange Act. In addition, our reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if we have fewer than 300 stockholders of record on the first day of a fiscal year.

Our Common Stock is not registered under the Exchange Act and we do not intend to register our Common Stock thereunder for the foreseeable future. However, we will register our Common Stock thereunder if we have, after the last day of our fiscal year, total assets of more than $10,000,000 and 2,000 record holders or 500 record holders who are not accredited investors, in accordance with Section 12(g) of the Exchange Act. As of the date of this prospectus, we had 72 stockholders of record and assets of $310. We are currently required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act. However, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from stockholders without filing with the SEC and furnishing to them a proxy or information statement, and in the case of a proxy solicitation a form of proxy, complying with the SEC’s rules.

In addition, as long as our Common Stock is not registered under Section 12 of the Exchange Act, our directors, executive officers and beneficial holders of 10% or more of our outstanding Common Stock and other equity securities will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires these persons to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports providing information concerning their ownership of Common Stock and other equity securities. Such information will be available only through such periodic reports that we file and registration statements that we may file with the SEC. Furthermore, as long as our Common Stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has become effective), we have fewer than 300 stockholders of record. This suspension is automatic and does not require any filing with the SEC. In this event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

The provisions of the JOBS Act have reduced the information that we are required to disclose, which could adversely affect our stock price.

Under the recently enacted Jumpstart Our Business Startups Act (the “Jobs Act”), the information that we are required to disclose has been reduced in a number of ways.

Before the adoption of the Jobs Act, we were required to register our Common Stock under the Exchange Act within 120 days after the last day of our first fiscal year in which we had total assets exceeding $1,000,000 and 500 record holders of our Common Stock; the Jobs Act has changed this requirement such that we must register our Common Stock under the Exchange Act within 120 days after the last day of our first fiscal year in which we had total assets exceeding $10,000,000 and 2,000 record holders or 500 record holders who are not accredited investors. As a result, we are now required to register our Common Stock under the Exchange Act substantially later than previously.

As a company that had gross revenues of less than $1 billion during our last fiscal year, we are an “emerging growth company,” as defined in the Jobs Act (an “EGC”). We will retain that status until the earliest of (A) the last day of the fiscal year which we have total annual gross revenues of $1,000,000,000 (as indexed for inflation in the manner set forth in the Jobs Act) or more; (B) the last day of the fiscal year of following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act (December 20, 2016); (C) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (D) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto. As an EGC, we are relieved from certain significant requirements:

  We are excluded from Section 404(b) of Sarbanes-Oxley, which otherwise would have required our auditors to attest to and report on our internal control over financial reporting. The JOBS Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC and (ii) any other future rules adopted by the PCAOB will not apply to our audits unless the SEC determines otherwise.

  The JOBS Act amended Section 7(a) of the Securities Act to provide that we need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement, need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, we are not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable to us if we were required to comply with them. Also, as long as we are an EGC, we may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”
  In the event that we register our Common Stock under the Exchange Act, the JOBS Act will also exempt us from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act, (ii) the requirements of Section 14A(b) of the Exchange Act relating to stockholder advisory votes on “golden parachute” compensation, (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance, and the requirement of Section 953(b)(1)of the Dodd-Frank Act, which will require disclosure as to the relationship between the compensation of our chief executive officer and median employee pay.

Since we are not required, among other things, to file reports under Section 13 of the Exchange Act or to comply with the proxy requirements of Section 14 of the Exchange Act until we register our Common Stock under Section 12 of the Exchange Act or to comply with certain provisions of Sarbanes-Oxley and the Dodd-Frank Act and certain provisions and reporting requirements of or under the Securities Act and the Exchange Act or to comply with new or revised financial accounting standards as long as we are an EGC, and our officers, directors and 10% stockholders are not required to file reports under Section 16(a) of the Exchange Act until such registration occurs, the Jobs Act has had the effect of reducing the amount of information that we and our officers, directors and 10% stockholders are required to provide for the foreseeable future.

As a result of such reduced disclosure, our stock price may be adversely affected.

FORWARD-LOOKING STATEMENTS

Statements in this Prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors, including those described under “Risk Factors” on page 6 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 32 and elsewhere in this Prospectus and in other documents which we will file with the SEC.

In addition, the outcome of our forward-looking statements could be affected by risks and uncertainties related to our ability to raise the capital that we require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate them with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date of this Prospectus and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this Prospectus.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Common Stock offered by them under this Prospectus. We will not receive any of these proceeds.

SELLING STOCKHOLDERS

The selling stockholders may sell up to 316,500,000 shares of Common Stock from time to time in one or more offerings under this Prospectus. None of the selling stockholders is a broker-dealer.

The following table details the name of each selling stockholder, the number of shares of Common Stock owned by each selling stockholder before this offering, the number of shares that may be offered by each of them for resale under this Prospectus and the number of shares to be owned by each of them after this offering is completed, assuming that all of the shares offered by each of them are sold. However, because each selling stockholder may offer all, some or none of the shares that it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by any selling stockholder after the offering can be provided.

Name of selling stockholder	Amount of securities of the class owned by the selling stockholder before the offering	Amount to be offered for the selling stockholder’s account	Amount and (if one percent or more) percentage of the class to be owned by the selling stockholder after the offering is complete
1947 Inc.[1]	100,000,000	100,000,000	0
Magnolia Equity Inc. [2]	32,750,000	32,750,000	0
Fidelis Deposit Corporation[3]	28,500,000	28,500,000	0
Ryanne Consulting Services Inc. [4]	12,500,000	12,500,000	0
Charles Wilson	2,500,000	2,500,000	0
Aurora Capital, Inc.[5]	17,500,000	17,500,000	0
Malvern Hill, Inc.[6]	17,500,000	17,500,000	0
Barrett Financial Group, Inc.[7]	25,000,000	25,000,000	0
Rigos Management Inc.[8]	25,000,000	25,000,000	0
For Your Information, Inc.[9]	2,500,000	2,500,000	0
1949 Wizard Inc.[10]	52,750,000	52,750,000	0
TOTAL	316,500,000	316,500,000	0

[1]	The natural person with voting and dispositive power for 1947 Inc. is Richard S. Astrom.
[2]	The natural person with voting and dispositive power for Magnolia Equity Inc. is Rebecca Guthrie.
[3]	The natural person with voting and dispositive power for Fidelis Deposit Corporation is Barry J. Miller.
[4]	The natural person with voting and dispositive power for Ryanne Consulting Services Inc. is Mitchell Tannenbaum.
[5]	The natural person with voting and dispositive power for Aurora Capital, Inc. is Scott Allen Johnson.
[6]	The natural person with voting and dispositive power for Malvern Hill, Inc. is David Kleiman.
[7]	The natural person with voting and dispositive power for Barrett Financial Group, Inc. is Linda Barrett.
[8]	The natural person with voting and dispositive power for Rigos Management Inc. is Stephan K. Riggs.
[9]	The natural person with voting and dispositive power for For Your Information, Inc. is Roger Pawson.
[10]	The natural person with voting and dispositive power for 1947 Wizard Inc. is Pamela Astrom, who is the wife of Richard Astrom.

PLAN OF DISTRIBUTION

This Prospectus relates to 316,500,000 shares of Common Stock offered by the selling stockholders.

Our Common Stock is quoted on Pink Sheets under the symbol WNDS.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares at various times in one or more of the following transactions:

  on any national securities exchange, or other market on which our Common Stock may be listed at the time of sale;
  in the over-the-counter market;
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
  through options, swaps or derivatives;
  in privately negotiated transactions; or

  in transactions to cover short sales.

In addition, the selling stockholders may sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act under the terms thereof rather than pursuant to this Prospectus if that rule becomes available for the sale of their shares.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares upon terms and conditions that will be described in a supplement to this Prospectus. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in the Common Stock, to the extent permitted by applicable law and regulations, and may sell and deliver shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time and if permitted by applicable law and regulation, the selling stockholders may pledge their shares under the margin provisions of their customer agreements with their respective broker-dealers. Upon delivery of the shares or a default by the selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

We intend to induce a market maker to file an application with FINRA so that the shares of our Common Stock may be quoted on the Over-the-Counter Bulletin Board maintained by FINRA. There are no assurances that we will be able to locate such a market maker or that the application, if filed, will be accepted by FINRA, and we cannot estimate the time that the application process will require. We are not permitted to file such application on our own behalf. If an application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. There is no assurance as to the price at which our Common Stock will trade as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of us and general economic and market conditions.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the Common Stock, we would be required to amend the registration statement of which this Prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We have agreed to use our best efforts to keep this Prospectus effective until the earlier of (i) the date when all of the shares covered by the registration statement of which this prospectus is a part have been sold or (ii) the date on which these shares may be sold without restriction pursuant to Rule 144.

We have agreed to indemnify each selling stockholder and certain persons related or connected to each selling stockholder against certain liabilities, including liabilities under the Securities Act or, in the event that such indemnification is unavailable because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), to contribute to the payments that the selling stockholder or such persons may be required to make in respect of such liabilities.

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, other than brokerage commissions or underwriter discounts.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 3,000,000,000 shares of Common Stock, $0.000001 par value per share, and 10,000,000 shares of preferred stock which are issuable in series. As of October 31, 2012, there were 2,416,648,358 outstanding shares of Common Stock and no shares of preferred stock outstanding. For information respecting certain transactions that have affected the number of shares of Common Stock outstanding, see “Prospectus Summary – Our History” on page 3.

The following table reflects the number of shares of Common Stock outstanding as a result of the Merger and the Private Placement, as well as the number of shares of Common Stock that are available for issuance after these transactions.

Shares of Common Prior to Merger	Shares of Common Stock issued in Merger	Shares of Common Stock issued in Private Placement	Total Shares of Common Stock Outstanding	Shares of Common Stock Available for Issuance	Authorized Shares of Common Stock
148,358	2,100,000,000	316,500,000	2,416,648,358	583,351,642	3,000,000,000

Common Stock

Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. However, the Board does not expect to declare dividends for the foreseeable future. See “Risk Factors – Risks Related to Ownership of Common Stock – No Dividends” on page 19.

Our Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and the payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time.

Preferred Stock

Our Board of Directors has authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each such series, any or all of which may be superior to the rights of our Common Stock. It is not possible to state the actual effect of the issuance of a future series of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights, preferences and privileges of that series. However, these effects might have the effect of: (a) restricting dividends paid to the holders of shares of Common Stock; (b) diluting the voting power of the holders of shares of Common Stock; (c) impairing the liquidation rights of holders of shares of Common Stock and (d) delaying or preventing a change in control of the Company.

Series A Preferred Stock

The Board of Directors has designated a series of 5,000,000 shares of preferred stock denominated Series A Convertible Preferred Stock, $0.000001 par value per share. No shares of this series are issued or outstanding. When issued, all shares of that series collectively possess 75% of the voting power of the Company. Each share of this series is entitled to voting rights equal to 1,000 shares of Common Stock and, as long as any shares of this series are outstanding, the Company may not, without the affirmative vote of the holders of 75% or more of the then outstanding shares thereof (a) alter or change adversely the powers, preferences or rights given thereto or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined) senior to or otherwise pari passu therewith, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders thereof, (d) increase the number of authorized shares thereof or (e) enter into any agreement with respect to any of the foregoing. If issued, this series will rank senior to all other classes of our capital stock outstanding.

No provision has been made for dividends on the Series A Preferred Stock.

Upon any Liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holder of shares of this series shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the amount paid therefor, before any distribution or payment shall be made to the holders of Common Stock or any other junior securities.

Each share of this series shall be convertible, at any time and from time to time from after its issuance at the option of the holder thereof, into 10 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

Shares of Series A Preferred Stock are not redeemable.

Anti-Takeover Effects of Preferred Stock

For a discussion of the potential anti-takeover effects of our preferred stock, see “Certain Provisions of Law and Our Organizational Instruments – Preferred Stock” on page 46.

Warrants and Options

The Company has no warrants or options outstanding.

DESCRIPTION OF BUSINESS

Introduction

We are the parent of Enterprises and conduct no business. We have no material assets other than all of the outstanding shares of Enterprises. We have no plans to conduct any business activities other than obtaining or guaranteeing financing for the business conducted by Enterprises or assisting Enterprises in obtaining such financing.

Through Enterprises, we will design, manufacture and sell Oxy-Hydrogen Systems. The purpose of these systems is to promote fuel economy and engine life and to reduce harmful emissions by reducing the amount of fuel required to be used to operate an engine and by reducing the temperatures as which engines operate. These systems function by creating oxygen and hydrogen from distilled water through electrolysis and injecting these gases into the mixture of fuel and air used in gasoline and diesel internal combustion engines. Electrolysis is performed by passing electric current generated by a vehicle’s electrical system through distilled water. The gases thus generated are moved through valves and tubing into the fuel mixture, and is burned in the engine, together with the fuel. Hydrogen is an explosive gas; in order to reduce the possibility of an explosion, our systems do not store hydrogen, but create it on an “on demand” basis.

We plan to market directly to OEMs and fleet owners with our own sales force, by direct marketing and an internet presence. See “Marketing and Sales – Sales Plan,” below. We will rely on third parties for raw materials used in our products. Products sold to OEMs will be installed and serviced by OEM-trained technicians and products sold to fleet owners will be installed and serviced by us or by their technicians. We commenced operations in May 2012 and are a development-stage company and have not yet manufactured any product in commercial quantities, nor have we sold any products.

We will rely initially on third parties for the Oxy-Hydrogen Systems that we sell and, as and if our business develops such that we are able to manufacture these systems in our own facilities, we will rely on third parties for certain components and raw materials used in these systems. See “Private Label Agreement,” below.

The Company believes that its industry is experiencing growth as the result of rising energy costs, restrictions imposed on vehicle emissions and interest in alternative energy technologies.

Our sources of revenue will be sales of our products, parts and service fees for our products after the expiration of the warranty thereon (see “Ongoing Services to Customers and Warranty,” below) and sales of maintenance materials and consumables for our products, such as distilled water. The price of our products to OEMs will not include installation costs, which will be borne by them; in the case of fleet owners, the price may or may not include installation costs, depending on whether these owners or we are responsible for installation. We believe that the cost of an Oxy-Hydrogen System will vary between approximately $4,000 and $10,000, depending primarily upon the displacement of the engine, while installation costs are expected to vary between $100 and $500 per vehicle, depending principally upon the size of the vehicle and the time involved in the installation.

For information respecting our corporate history, see “Prospectus Summary – Our History” on page 3.

Marketing and Sales

Sales Plan

Our potential customers will be OEMs and fleet owners. We plan to market to OEMs by personal contact and to fleet owners by personal contact and an internet presence. We presently have no customers, although we have had preliminary discussions with six prospective commercial fleet customers. These discussions have not moved beyond verbal expressions of interest in our technology and potential savings from its utilization. We can give no assurance that any of these discussions will mature into firm contracts or as to the volume or dollar amount or our products that would be sold under any such contract. We plan to sell approximately 300 units during the next 12 months, but we can give no assurance that we will receive orders of this magnitude or that, if we do, we will be able to raise the capital necessary to acquire these units for resale and/or to manufacture them. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 32.

A key component of our sales strategy will be for our sales personnel to make initial contact with, and make an initial presentation to, a prospective customer and if the prospect is interested in our products, to install our system in one or more of the prospect’s vehicles for testing without cost for an agreed test period. These costs will be substantial and will not be recovered unless the prospect purchases our product and even then, the amount of the prospect’s purchases may not be sufficient for us to recover these costs in full. If these tests indicate to a prospect that it will recognize reductions in emissions and savings in fuel costs greater than the cost of the product, its installation, its maintenance and its supplies within a reasonable period, the prospect may be induced to buy our products, but no assurance can be given that any prospect will do so.

Our sales and marketing will initially be conducted by our two officers, Dennis J. Klein and William B. Wylie. As and if our business expands, we will hire sales and marketing professionals to assist in direct sales. We also intend to develop a distribution system for our systems using independent contractors that already have established a presence in the market areas that we target. As our internet presence is established, we expect to set up distribution points to service our markets.

Private Label Agreement

On November 19, 2012, we entered into a Private Label Agreement with Global Hydrogen Technologies, Inc. (“GHT”). Under this agreement, the term of which is 5 years, GHT has granted to us a nonexclusive license to resell GHT’s oxy-hydrogen generator/electrolyzers styled its “Mark” and “Titan” series (and, with the prior approval of GHS, enhancements and sophistications thereof) under our private label. We may sublicense, subject to the approval of GHT.

Under this agreement, we have agreed to install, distribute and sell the licensed products in “commercially reasonable quantities” and to commence doing so within “a reasonable time period.” In the event that we fail to do so, GHT may terminate the agreement. We can give no assurance that we will be able to comply with these obligations because our ability to do so depends upon our ability to obtain the capital necessary to conduct our business and to purchase GHT’s products. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 34.

Under this agreement, we will pay GHT 150% of the cost of its materials, parts and labor for its products.

GHT has represented and warranted that all products that it sells to us will (i) conform to GHT’s most current written specifications for such products, (ii) be fit for their intended use, (iii) to the best of GHT’s knowledge, be free, from infringement of all copyright, trademarks, patents and other intellectual property rights and (iv) be manufactured and distributed in compliance with good manufacturing practices, applicable Federal laws and regulations of the United States and other countries, applicable state laws and regulations of the State of Florida and other states.

GHT and we have agreed to indemnify one another against certain liabilities, including product liabilities, in respect of the products sold to us by GHT and resold by us.

We believe that the products and services provided under this agreement will enable us to expand more quickly than we could using our internal resources alone. While we believe that GHT will be able to manufacture the approximately 300 units that we plan to sell during the next 12 months, there is no assurance that GHT will be able to supply these products and services on a timely basis and in the quantities required or that GHT will remain in business.

Materials

The materials that are used in our systems consist primarily of high grade stainless steel metal, metal tubing, valves, plastic and distilled water, with minimal moving parts. The cost of high grade stainless steel and distilled water fluctuates and could increase dramatically over a short period of time if there were a shortage of either, which would increase the price at which GHT sells products to us or our costs of manufacturing products ourselves.

Manufacturing

Our products will be manufactured by GHT at its 2,500-square-foot facility in Pasco County, Florida. GHT has 5 full -time employees and has indicated that it can add employees as needed. If we manufacture our own products, we will need to acquire and equip a facility in order to do so.

Distribution

While we will initially sell our units through direct marketing, we intend to establish a national distribution channel outside of our immediate geographical area in Tampa, Florida, by entering into agreements with distributors that have established records of successful marketing and excellent reputations in the automotive and truck parts industry. We also intend to establish a website and provide links to our distributors on it.

Installation

Our systems will be installed by installing an electrolyzer in the engine compartment of a vehicle, on the back of the cab of a truck or next to a stand-alone engine in a metal housing, running a hose from the electrolyzer to the intake manifold of the engine and installing the electronic components. This installation can normally be completed by a trained technician in approximately 4 hours.

Ongoing Services to Customers and Warranty; Product Liability Insurance

We will provide a 2-year parts and labor limited warranty, as well as an optional extended limited warranty for the period of the engine warranty given by the manufacturer. We will stock replacement parts, provide personal and telephonic technical support and offer training to our customers for product enhancements and maintenance.

We intend to purchase product liability insurance with such coverage and deductibles as we deem proper prior to the date when we first commence selling products.

Competition

We have a number of competitors, including:

  John Henry Hydrogen of British Columbia, Canada, which manufactures and sells oxy-hydrogen generator systems for diesel engines in heavy vehicles; it has been in business since 2005.
  Fuel From H2O, LLC of Acworth, Georgia, which manufactures and sells oxy-hydrogen generator systems for light and heavy vehicles and motorcycles; it was founded in 2004.
  Autoventions of Sacramento, California, which manufactures and sells an oxy-hydrogen generator system for internal combustion engines under the name “Hydro Xpress,” as well as a device that does not use oxy-hydrogen under the name “Hydro Cat,” which it states is “able to speed up the fuels ability to vaporize inside the engines intake manifold and inside the cylinder,” thereby enhancing combustion performance. The company was founded as the Connilly Group in 2003.

We will attempt to establish our products as the competitively in terms of quality, cost and service.

To the extent that we have competitive advantages, they may be offset or completely negated because most of our competitors are better and longer established and better known than we are, may have better access to capital than we do and may be better positioned than we are to benefit from and implement technological changes, which can be sudden and unexpected in our industry and may result in the obsolescence of our products. Some of our competitors have national distribution channels, have experienced management and have access to substantial amount of capital.

Other than the need to raise capital, the Company does not believe that there are material obstacles to entry into the market.

Research and Development

The Company is unable to provide material resources for research and development at this time, but intends to do so in the future as its revenues permit.

Employees

As of October 31, 2012, we had 2 employees, who are our 2 executive officers.

Description of Property

Enterprises has entered into a lease, dated May 30, 2012, under which it leases office and warehouse space of approximately 6,000 square feet from Dennis J. Klein, who is the Chairman of the Board and a director of the Company and one of its controlling stockholders, at a rental of $1,000 per month. The term of the lease is 6 months, which began on August 1, 2012; after the expiration of the term, the lease will be from month to month. The landlord is responsible for maintenance and for electricity, water, heat and air conditioning; the Company is responsible for other utilities. The Company believes that the provisions of the lease, including the rent payable, is fair and reasonable.

Legal Proceedings

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The financial data discussed below are derived from the audited financial statements of the Company as at September 30, 2012, which were prepared and presented in accordance with generally accepted United States accounting principles. These financial data are only a summary and should be read in conjunction with the financial statements and related notes contained elsewhere herein, which more fully present our financial condition and operations as at that date. We do not believe that the results set forth in these financial statements are necessarily indicative of our future performance.

Overview

In the period ended September 30, 2012, which started with our incorporation on May 10, 2012, we organized our business, consummated the Merger and the Private Placement and entered into our agreement with GHT, but have not yet sold any products. We conducted no business prior to that date. Costs of $45,027 were incurred for start-up costs, accrued officers’ salaries and accrued rent. As of September 30, 2012, we had $310 in cash, total current assets of $310 and total current liabilities of $317,727.

We are a development stage company and there is substantial doubt about our ability to continue as a going concern because we will need additional capital to continue our operations. No assurance can be given that any additional capital can be obtained or, if obtained, will be adequate to meet our needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted or we could be forced to terminate operating.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent auditors have included in their report on our financial statements included in this Prospectus a statement that raises substantial doubt about our ability to continue as a going concern.

The following discussion does not include comparisons with prior periods because the Company commenced business in May 2012, and therefore, there are no prior periods with which comparisons may be made.

Results of Operations

The following table summarizes the operating results of the Company for the period beginning with inception on May 10, 2012, and ending September 30, 2012:

Fiscal Year 2012 (through September 30, 2012)

Net Sales	$--

Operating expenses:
General and administrative	$45,000
Interest expense	$27

Loss from operations	$(45,027)

Net loss	$(45,027)

Discussion of Significant Financial Components

Period Ended September 30, 2012

Sales: We did not generate any revenue. During this period, we developed our products and prepared to manufacture and sell them.

General and Administrative Expenses: General and administrative expenses incurred during this the period were $45,000. Of this amount, $40,000 was for accrued officers’ salaries and the remainder for general expenses and accrued rent.

Interest Expense: Interest expense for this period was $27.

Loss from Operations and Net Loss: During this period, our loss from operations and our net loss was $45,027.

Liquidity and Capital Resources

As of September 30, 2012, we had $310 in cash. We financed our operations from the inception of our business on May 10, 2012, through September 30, 2012, through equity contributions of $2,610 and an advance of $700 made by the company’s founders, Dennis J. Klein and William B. Wylie.

The Company plans to fund its activities, including those of Enterprises, during the balance of 2012 and beyond from cash on hand and through the sale of debt or equity securities and/or bank financing. The Company believes that it will require approximately $1.3 million to fund its operations for the next 12 months. We can give no assurance that sufficient funding will be available on acceptable terms, or available at all. If we are unable to raise funds when required or on acceptable terms, we may have to significantly reduce, or discontinue, our operations. To the extent that we raise additional funds by issuing equity securities or securities that are convertible into our debt securities, our stockholders may experience significant dilution.

Contractual Obligations

The following table sets forth information with respect to our known contractual obligations as of September 30, 2012, aggregated by type of contractual obligation.

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	0	0	0	0	0
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	6,000	6,000	0	0	0
Employment Agreements	120,000	120,000	-	-	-
Purchase Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on Our Balance Sheet under GAAP	0	0	0	0	0
Total	126,000	126,000	0	0	0

Off-Balance Sheet Arrangements

None.

Controls and Procedures

Following the effectiveness of the registration statement of which this Prospectus forms a part, pursuant to Section 404 of Sarbanes-Oxley, our management will be required to report on the effectiveness of our internal control over financial reporting in each of our annual reports, commencing with our first annual report after we have been required to file an annual report with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act for the prior fiscal year, which we anticipate will be our annual report for the year ended December 31, 2013. While we plan to implement controls and procedures, we have not yet done so. If we fail to do so, we may not be able favorably to assess the effectiveness of our internal controls over financial reporting as of December 31, 2013, or beyond. If this occurs, investor confidence and our stock price could be adversely affected.

Risks and Uncertainties

The Company operates in an industry that is subject to rapid and sometimes unpredictable change and the Company’s technology could become obsolete within a short period. The Company’s operations will be subject to significant risk and uncertainties, including financial, operational, technological and other risks, including the risk of business failure. Further, as noted in this Prospectus, in order to develop its business, the Company will require substantial capital resources. See for a full statement of the risks and uncertainties to which the Company is subject, see “Risk Factors” on page 6.

Critical Accounting Policies and Estimates

Use of Estimates.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Revenue Recognition.

The Company will follow the guidance of the SEC’s Staff Accounting Bulletin No. 104 for revenue recognition. The Company will record revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

The Company will enter into service agreements with some of its customers. Under the terms of these agreements, the Company will provide service for its systems, including replacement parts and consumables.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements.

Market Price, Dividends and Related Stockholder Matters

Our Common Stock is quoted on Pink Sheets under the symbol “WNDS.” The following table sets forth the quarterly high and low sale prices for our Common Stock quoted on Pink Sheets for the last two completed fiscal years and the subsequent interim periods. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. However, our Common Stock has not been traded since 2008. We do not believe that the pricing of our Common Stock on Pink Sheets necessarily represents its fair market value, indicates the establishment of a public market for our Common Stock or provides a good indicator of the prices at which our Common Stock may trade in the future.

Quarter Ended	Bid High	Bid Low

Fiscal Year 2012
March 31	$--	$--
June 30	$--	$--
September 30	$--	$--
December 31 (through November 19)	$--	$--

Fiscal Year 2011
December 31	$--	$--
September 30	$--	$--
June 30	$--	$--
March 31	$--	$--

Fiscal Year 2010
December 31	$1.01	$0.01
September 30	$0.01	$0.01
June 30	$0.01	$0.01
March 31	$0.01	$0.01

As of October 31, 2012, there were 2,416,648,358 shares of Common Stock issued and outstanding and there were 72 holders of record of our Common Stock. There is also an indeterminate number of stockholders holding our Common Stock in street name.

We have never declared or paid cash or other dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

There are (i) no shares of Common Stock that are subject to outstanding options or warrants to purchase, (ii) no securities that are convertible into shares of Common Stock, (iii) no shares of Common Stock that may be sold pursuant to Rule 144, (iv) except for the shares offered by this Prospectus, no shares of Common Stock that the Company has agreed to register under the Securities Act for sale by security holders and (v) no shares of Common Stock that are being or have been publicly proposed to be, publicly offered by the Company, the offering of which could have a material effect on the market price of the Common Stock.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following sets forth information about our directors and executive officers as of the date of this Prospectus:

Name	Age	Position

Dennis J. Klein	72	Chairman of the Board; Director
William B. Wylie	48	President; Acting Chief Financial Officer; Secretary; Director

The directors named above will serve until the next annual meeting of the Company’s stockholders or until their respective successors have been appointed and duly qualified. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement. In connection with the Merger, Richard A. Astrom ceased to be a director, and Dennis J. Klein and William B. Wylie became directors, on August 15, 2012. There was and is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and, to our knowledge, there is no arrangement, agreement, plan or understanding (a) as to whether non-management stockholders will exercise their voting rights to continue to elect the current directors to the Company’s board and or (b) between non-management stockholders and management under which non-management stockholders may directly or indirectly participate in or influence the management of the Company’s affairs.

William B. Wylie is the Co-Founder of Enterprises, together with Dennis J. Klein; he also serves as its President. On August 15, 2012, he was elected as Director, President, and Acting Chief Financial Officer. He has also served as Vice President and Secretary of Enterprises since May 2012. From December 2011 to May 2012, he developed plans for the business now conducted by the Company. From November 2009 to December 2011, he was a member of Planet Green Group LLC (“PGG”), a private limited liability company located in Largo, Florida, that was formed to develop affordable net-zero Energy housing (housing that has zero net energy consumption and zero carbon emissions annually) and retrofit existing housing to become more efficient by introducing energy efficient green products. At PGG, Mr. Wylie’s responsibilities included business development, locating new project opportunities and negotiating with developers and landowners to secure additional parcels. From January 2007 to November 2009, Mr. Wylie was a member of Check Engine LLC, a private limited liability company located in Tampa, Florida, which specialized in diagnostic automotive engine repair and programming of the OEM computers.

Dennis J. Klein is the Co-Founder of Enterprises, together with William B. Wylie. He was elected as Director, Chairman of the Board and Secretary of the Company on August 15, 2012. He has also served as President of Enterprises since May 2012. From January 2012 to May 2012, he worked with Mr. Wylie in developing plans for the business now conducted by the Company.

From May 2009 to January 2012, he served as president of Medeq-USA in Largo, Florida, a company that was formed to import, distribute and sell health and nutrition products from Scandinavia and Europe. From May 2007 to May 2009, he was a private investor. For more than 10 years prior to May 2007, he was president of Hydrogen Technologies Applications, Inc., a private company in Clearwater, Florida, that specialized in developing oxy-hydrogen generators for the welding and cutting industry.

Although Messrs. Klein and Wylie have entered into employment agreements with Enterprises, as described above, they have not entered into employment agreements with the Company.

Family Relationships

None.

Related Party Transactions

The following describes transactions for the two years ended December 31, 2011, or any currently proposed transactions, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).

Employment Agreements

Mr. Klein is employed as president of Enterprises pursuant to an Employment agreement dated May 31, 2012, for a salary of $60,000 per year, payable in cash or in the Company’s stock; however, he may terminate his employment at any time on 90 days’ written notice for any cause, in which event, funds that would be due on the termination date will be payable on the date of such notice. This agreement has a term of 3 years. Under the agreement, Mr. Klein is entitled to 3 weeks of vacation and sick time and to reimbursement of his expenses. He is obligated not to compete for a period of 2 years after his employment with the Company terminates. He is obligated to manage and supervise affairs of the Company, subject to direction from the board of directors, as well as to set up business opportunities, to represent the Company at different functions and present the Company to the investment community on radio and TV interviews and to establish the Company’s technology.

Mr. Wylie is employed as chief executive officer of Enterprises pursuant to an Employment agreement dated May 31, 2012, for a salary of $60,000 per year, payable in cash or in the Company’s stock; however, he may terminate his employment at any time on 90 days’ written notice for any cause, in which event, funds that would be due on the termination date will be payable on the date of such notice. This agreement has a term of 3 years. Under the agreement, Mr. Wylie is entitled to 3 weeks of vacation and sick time and to reimbursement of his expenses. He is obligated not to compete for a period of 2 years after his employment with the Company terminates. He is obligated to manage and supervise affairs of the Company, subject to direction from the board of directors, as well as to set up business opportunities, to represent the Company at different functions and present the Company to the investment community on radio and TV interviews and to establish a sales force.

Exchange Transaction

Prior to the Merger, Double Bay Funding Inc. (“Double Bay”) owned 2,000,000 shares of the Company’s Common Stock and Williams Capital Corp. (“Williams”) owned 2,000,000 shares of the Company’s Series A Convertible Preferred Stock. Damian Guthrie, who is the son in law of Richard S. Astrom, is the President of Double Bay; all of the outstanding shares of Double Bay are owned by Damian Guthrie. Mark Astrom, who is the son of Richard S. Astrom, is the President of Williams; all of the outstanding shares of Williams are owned by Mark Astrom. On August 15, 2012, Double Bay transferred its 2,000,000 shares of the Company’s Common Stock and Williams transferred 2,000,000 shares of the Company’s Series A Convertible Preferred Stock to Richard S. Astrom, in each case for nominal consideration. In addition, Richard S. Astrom was owed $71,044 for advances that he had made to the Company during and prior to 2009, which indebtedness was carried as related party debt on the books of the Company. In satisfaction of a condition precedent to the Merger, Mr. Astrom and the Company entered into an Exchange Agreement, dated as of August 15, 2012, pursuant to which the 2,000,000 shares of the Company’s Common Stock and the 2,000,000 shares of the Company’s Series A Convertible Preferred Stock ten owned by him were exchanged for a promissory note of the Company payable to him in the principal amount of $275,000 and a payment of $25,000. The promissory note is due on August 15, 2013, and bears interest at the rate of 0.24% per annum.

Board Ratification

On August 15, 2012, following the election of Messrs. Wylie and Klein as directors and the resignation of Richard Astrom as a director, the new board ratified, confirmed, adopted and approved all resolutions adopted by him, as sole director of the Corporation, in connection with the adoption, approval and consummation of the Merger Agreement and all instruments executed and actions taken by him, as President of the Corporation or otherwise, pursuant to said resolutions.

Lease

The Company and Mr. Klein have entered into a lease under which the Company leases office and warehouse space from him. For information respecting this lease see “Description of Property” on page 33.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters, if any, that were dismissed without sanction or settlement.

Director Compensation

Currently, we do not pay our directors any cash or other compensation. In the future, we may consider appropriate forms of compensation, including cash compensation and the issuance of Common Stock and stock options.

Director Independence

Currently, we do not have any directors who are independent. We have used the definition of “independent director” set forth in NASDAQ Stock Market Listing Rule 5605(a)(2) to make this determination. This rule provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. This rule further provides that a director cannot be considered independent if:

  he is, or at any time during the past three years was, an employee of the company;
  he or his family member accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions);
  his family member is, or at any time during the past three years was, an executive officer of the company;
  he or his family member is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);
  he or his family member is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or
  the director or his family member is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Committees

To date, we have not established any committees of our Board of Directors, including a compensation committee, nominating committee or an audit committee, although we are permitted to do so under the General Corporation Law of the State of Delaware (the “DGCL”) and our by-laws. The Company believes that, until it begins to develop a compensation plan for its officers and directors, a compensation committee is not necessary.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of a registered class of equity securities registered under section 12 of the Exchange Act, to file reports of ownership and changes in ownership of equity securities of the Registrant with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the corporations which they serve or in which they hold equity securities with copies of all Section 16(a) forms that they file. Since no class of our equity securities is registered under Section 12, none of these persons is required to comply with Section 12 with respect to the Company.

Executive Compensation

None of our executive officers received any compensation of any kind for services rendered in any capacity for the fiscal years ended December 31, 2011, 2010 and 2009. For information as to compensation paid to our two executive officers during the current fiscal year, see “Directors, Executive Officers, Promoters and Control Persons – Related Party Transactions – Employment Agreements” on page 40.

Equity Awards, Grant Based Awards, Stock Options, Pension Benefits and Deferred Compensation

We have granted no equity or grant based awards, stock options or pension benefits since our inception and have not entered into any deferred compensation plan or arrangement.

Compensation Analysis

We are presently paying compensation to our officers and directors as described under “Employment Agreements” on page 40. We believe that the compensation that these persons are receiving is inadequate in light of the compensation that each of them might be able to obtain from other employers. We recognize that we need to develop compensation programs that will provide adequate cash and short- and long-term incentive compensation in order to attract and retain qualified officers and key employees, but we have not yet determined what the compensation program is designed to reward; the various elements of compensation; why we choose to pay each element; how we will determine the amount to be paid for each element (or the formula for such payment); and how our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 31, 2012, with respect to the holdings of (1) each person known to us to be the beneficial owner of more than 5% of the Common Stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. This information is as of the above date, except as otherwise indicated. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares. The address of each of the persons set forth below is in care of the Company, 8110 Ulmerton Rd., Largo, FL 33771.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership of Common Stock	Percentage of Ownership

William B. Wylie	1,050,000,000	45.37%
Dennis J. Klein	1,050,000,000	45.37%

All directors and executive officers as a group (2 persons)	2,100,000,000	90.74%

Immediate prior to the Merger, Richard S. Astrom, who served as a director of the Company until August 15, 2012, owned 2,000,000 shares of the Company’s Series A Convertible Preferred Stock, which had 75% of the voting power of the Company and 2,000,000 shares of Common Stock. On August 15, 2012, Mr. Astrom exchanged all of these shares and $71,044 of indebtedness to him for a secured promissory note in the amount of $275,000 and a payment of $25,000. (See “Directors, Executive Officers and Control Persons – Related Parties – Exchange Transaction” on page 41.)

CERTAIN PROVISIONS OF LAW AND OUR ORGANIZATIONAL INSTRUMENTS

Elimination of Certain Liabilities of Directors

Section 102 of the DGCL permits a corporation to eliminate the personal liability of its directors to it or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director. As a result, a director will be personally liable for monetary damages for any breach of his fiduciary duty as a director only for:

  any breach of the director’s duty of loyalty to us or our stockholders;
  facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  any transaction from which he derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their fiduciary duty, even though such an action, if successful, would have benefited us and our stockholders.

Indemnification

Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we may:

A.

indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

B.

indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, we will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

C.

indemnify a director, officer, employee, fiduciary or agent of the Company to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in A or B, above, or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

No pending litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Anti-Takeover Effects of Provisions of the DGCL, and our Certificate of Incorporation and By-laws

Provisions of the DGCL and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of 3 years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. The term “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder and the term “interested stockholder” refers to a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. This provision could have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Section 203 permits a corporation to elect in its original certificate of incorporation to elect not to be governed by Section 203, but we made no such election. We are also not presently governed by Section 203 because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders (in either case, “Section 203 Stock”).

Unless our certificate of incorporation or by-laws are amended by action of our stockholders expressly electing not to be governed by Section 203, we will become subject to Section 203 at the time that we have Section 203 Stock, except that the provisions of Section 203 would not apply to a business combination with an interested stockholder who became an interested stockholder before such time. Such an amendment would be immediately effective if we have never had Section 203 Stock (as is presently the case) and have not elected by a provision in an amendment to our original certificate of incorporation to be governed by Section 203; otherwise it would become effective 12 months after its adoption.

Preferred Stock. Provisions in our certificate of incorporation relating to the issuance of preferred stock may make a change in control of the Company more difficult, even if the change in control would be beneficial to our stockholders. In particular, our board of directors has power to issue up to 10,000,000 shares of preferred stock in series and to determine, among other things, the price, rights, preferences and privileges of each such series, which could be senior to those of our Common Stock, without the consent of the holders of our Common Stock. For example, our board of directors might authorize the issuance of one or more series of preferred stock that could outvote all of the shares of Common Stock on any matter, as would be the case if it authorized the issuance of any shares of our Series A Preferred Stock or established and approved the issuance of a new series with like or superior voting powers. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, it could also make it more difficult for a third party to acquire a majority of our outstanding voting stock.

Other Material Provisions of Our Certificate of Incorporation and By-laws.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class or series of our capital stock shall be entitled to vote separately as a class or series upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

  increase or decrease the aggregate number of authorized shares of such class or series;
  increase or decrease the par value of the shares of such class or series; or
  alter or change the powers, preferences or special rights of the shares of such class or series so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class or series of our capital stock so as to affect them adversely, but shall not so affect the entire class or series, then only the shares of the class or series so affected by the amendment shall be considered a separate class or series for the purposes of this provision.

Vacancies in the Board of Directors. Our by-laws provide that any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each of such directors shall hold office until his successor is elected and qualified, or until the earlier of his death, resignation or removal.

Special Meetings of Stockholders. Under our by-laws, special meetings of stockholders may be called at any time by the chairman of the board of directors or by a majority of the members of the board of directors. Our by-laws further provide that the board of directors shall call a special meeting upon the written request of the record holders of at least 25% of the shares of the Company outstanding and entitled to vote. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Barry J. Miller, Esq., of Farmington Hills, Michigan.

EXPERTS

The financial statements appearing in this Prospectus and registration statement on Form S-1 have been audited by Paritz & Company, P.A., an independent registered public accounting firm, as set forth in their report thereon appearing in this Prospectus, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries, except that Fidelis Deposit Corporation owns 28,500,000 shares of our Common Stock, which it received at the direction of Barry J. Miller, all of which are included in this Prospectus.

TRANSFER AGENT

Our transfer agent is Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760, an SEC registered transfer agent.

Financial Statements as at September 30, 2012
CONTENTS

Paritz & Company, P.A	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201) 342-7753 Fax: (201) 342-7598 E-Mail: PARITZ@paritz.com

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Kleangas Energy Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Kleangas Energy Technologies, Inc. as of September 30, 2012 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period May 20, 2012 (Inception) to September 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not generated any revenues since inception and its current cash balance will not meet working capital needs. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kleangas Energy Technologies, Inc. as of September 30, 2012, and the results of its operations and cash flows for the period May 10, 2012 (Inception) to September 30, 2012 in conformity with accepted accounting principles generally accepted in the United States of America.

/s/Paritz & Company, P.A.

Hackensack, New Jersey
November 28, 2012

KLEANGAS ENERGY TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

September 30,
2012

ASSETS

CURRENT ASSETS:

Cash	$310
TOTAL ASSETS	$310

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:

Accrued expense - related party	42,027
Due to shareholder	700
Note payable - related party	275,000
TOTAL CURRENT LIABILITIES	317,727

STOCKHOLDERS' DEFICIENCY
Preferred stock, $0.000001 par value,
10,000,000 shares authorized,
0 shares issued and outstanding	-

Common stock, $0.000001 par value,
3,000,000,000 shares authorized,
2,416,648,358 shares issued and outstanding	2,417
Additional paid in capital	24,683
Deficit accumulated during development stage	(344,517)
TOTAL STOCKHOLDERS' DEFICIENCY	(317,417)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$310

The accompanying notes are an integral part of these financial statements

KLEANGAS ENERGY TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

From inception (May 10, 2012) to September 30, 2012

Revenue	$-

COSTS AND EXPENSES:
General and administrative expenses	45,000
Interest expense - related party	27
Total Cost and expenses	45,027

NET LOSS	$(45,027)

Basic and diluted loss per common share:	$-

Weighted average number of shares outstanding:	2,201,762,409

The accompanying notes are an integral part of these financial statements

KLEANGAS ENERGY TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

From inception (May 10, 2012) to September 30, 2012

OPERATING ACTIVITIES:
Net loss	$(45,027)
Adjustments to reconcile net loss to net
cash used in operating activities:
Changes in operating assets and liabilities
Accrued expenses - related parties	42,027

NET CASH USED IN OPERATING ACTIVITIES	(3,000)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	27,610
Proceeds from a shareholder	700
Repayment of note payable - related party	(25,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,310

INCREASE IN CASH	310

CASH - BEGINNING OF PERIOD	-

CASH - END OF PERIOD	$310

Supplemental disclosures of cash flow information:
Non-cash financing activities
Note issued to prior shareholder in exchange of common and preferred stock	$275,000

The accompanying notes are an integral part of these financial statements

KLEANGAS ENERGY TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN	DEFICIT ACCUM. DURING DEVELOPMENT
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL
Balance - Inception (May 10, 2012)	-	$-	-	$-	$-	$-	$-

Issuance of common stock			2,100,000,000	2,100	510		2,610

Effect of merger			148,358	-	(510)	(299,490)	(300,000)

Issuance of common stock in private placement			316,500,000	317	24,683		25,000

Net loss						(45,027)	(45,027)

Balance - September 30, 2012	-	$-	2,416,648,358	$2,417	$24,683	$(344,517)	$(317,417)

The accompanying notes are an integral part of these financial statements

Kleangas Energy Technologies, Inc. and Subsidiary
(A development stage company)
Notes to Consolidated Financial Statements

September 30, 2012

Note 1 - Business description

Business

Kleangas Energy Technologies, Inc. (“the Company”) is a development stage company. The Company’s purpose is to design, manufacture and sell Oxy-Hydrogen Systems.

Merger

On August 15, 2012, the Company completed a Plan and Agreement of Merger, dated as of August 15, 2012, by and among Windsor Resource Corp. (“Windsor”), KNGS Acquisition, Inc. and the Company, whereby Windsor issued 2,100,000,000 shares of its common stock to the stockholders of the Company and the Company became the wholly owned subsidiary of Windsor. The Company was considered to be the accounting acquirer, and the merger was accounted for as a reverse merger, with the Company being the accounting survivor. Accordingly, the historical financial statements presented herein are those of Kleangas Energy Technologies, Inc. and do not include the historical financial results of Windsor. Subsequently, Windsor changed its corporate name to Kleangas Energy Technologies, Inc., which is the same as its Florida subsidiary.

In connection with the merger, Richard S. Astrom, the president and sole director of Windsor, entered into an Exchange Agreement, under which 2,000,000 shares of Series A Preferred Stock and 2,000,000 shares of common stock of Windsor and $71,044 of its indebtedness to him were exchanged for its secured promissory note to him in the principal amount of $275,000 which bears interest at the rate of 0.24% per annum and $25,000 in cash. The promissory note is due on August 15, 2013, is subject to acceleration in the event of certain events of default and contains certain restrictive covenants.

Note 2 – Significant accounting policies

A development stage company

The Company did not have any business since inception. Accordingly, the Company’s activities have been accounted for as those of a Development Stage Enterprise. The Company’s financial statements are identified as those of a development stage company, and the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception.

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Earnings per Share

FASB ASC 260, "Earnings per Share" provides for calculation of "basic" and "diluted" earnings per share. Basic net earnings per common share are determined by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net earnings per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Basic and diluted loss per share were the same, as there were no common stock equivalents outstanding.

Cash

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenues since inception and its current cash balances will not meet working capital needs. The continuation of the Company as a going concern is dependent upon, among other things, the continued financial support from its shareholders or the attainment of profitable operations. These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. There is no assurance that the Company will be able to generate revenues in the future. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern.

Note 4 – Accrued expenses – related parties

Accrued expenses – related parties consists following:

Accrued salary (a)	$40,000
Accrued rent (b)	2,000
Accrued interest – note payable	27
$42,027

(a)

On May 31, 2012, the company entered into three year employment agreements with each of its two officers. The salary for each officer is $60,000 per year. No cash has been paid to any officers. Salary from June to September 2012 has been accrued.

(b)	On May 30, 2012, the company entered into a six-month lease agreement with one of its officers. The term of the lease is from August 1, 2012, to January 31, 2012. No rent has been paid. Rental expense for August and September 2012 has been accrued.

Note 5 – Note payable

Note payable consists of a note payable to Richard Astrom, the prior president and sole director of Windsor, bearing interest at 0.24% and due in August 15, 2013. This note is secured by a pledge of all of the shares of the Company’s operating subsidiary of the Company.

Note 6 – Due to shareholder

Due to shareholder consists advances from a shareholder. The amount is non-interest bearing and due on demand.

Note 7 – Stockholders’ Equity

In connection with the Merger, the Company completed a private placement. 316,500,500 shares of common stock for proceeds of $25,000.

On August 15, 2012, in connection with the merger, the Company issued 2,100,000,000 shares to KGS shareholders. See note 1.

Note 8 – Income Taxes

The reconciliation of income tax benefit at the U.S. statutory rate of 34% for the period ended September 30, 2012 to the Company’s effective tax rate is as follows:

U.S. federal statutory rate	-34.0%
State income tax, net of federal benefit	-6.0%
Increase in valuation allowance	40.0%
Income tax provision (benefit)	0.0%

The benefit for income tax is summarized as follows:

Federal:
Current	$-
Deferred	15,309
State and local:
Current	-
Deferred	2,702
Change in valuation allowance	(18,011)
Income tax provision (benefit)	$-

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets as of September 30, 2012 are as follows:

Net operating losses	18,011
Less: valuation allowance	(18,011)
-
Deferred tax assets	-

As of September 30, 2012, the Company had $45,027 of federal and state net operating loss carryovers (“NOLs”) which begin to expire in 2032. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

Note 9 – Subsequent Events

Management has evaluated events occurring after the date of these financial statements through the date that these financial statements were issued. No events occurred that require adjustment to or disclosure in the financial statements.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to Be Paid

SEC registration fee	$3.41
Legal fees and expenses	$2,251.18
Accounting fees and expenses	$7,500.00
Miscellaneous	$5,000.00
Total	$14,754.59

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we may:

A.

indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

B.

indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, we will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

C.

indemnify a director, officer, employee, fiduciary or agent of the Company to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in A or B, above, or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

In October 2012, following the consummation of the Merger, we issued 2,100,000,000 shares of Common Stock to the former holders of the common stock of KGS as merger consideration under the Merger Agreement. On August 15, 2012, we entered into a Securities Purchase Agreements and Registration Rights Agreements with the investors who are the selling stockholders under this Registration Statement, in which we issued collectively 316,500,000 shares of our Common Stock for $0.00007962 per share, for an aggregate purchase price of $25,000.

The shares of Common Stock issued in the above transactions were exempt from registration under Section 4(2) of the Securities Act as sales by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act. These shares of Common Stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and the certificates representing such shares contain a legend to that effect.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 15, 2012, by and among the Registrant, KNGS Acquisition, Inc. and Kleangas Energy Technologies, Inc.
3.1	Certificate of Incorporation
3.2	Certificate of Amendment re 1-for-2,000 Reverse Split
3.3	Certificate of Designations for Series A Preferred Stock
3.4	Certificate of Amendment
3.5	Certificate of Correction
3.6	Certificate of Amendment related to Name Change
3.7	Certificate of Merger of KNGS Acquisition, Inc. into Kleangas Energy Technologies, Inc., a Florida corporation (the Plan of Merger referred to therein is Exhibit 2.1 to the Registration Statement)
3.8	By-laws
5.1	Opinion of Barry J. Miller, Esq.
10.1	Form of Stock Purchase Agreement
10.2	Form of Registration Rights Agreement
10.3	Exchange Agreement, dated as of August 15 2012, by and between Registrant and Richard S. Astrom
10.4	Promissory Note
10.5	Pledge Agreement
10.6	Private Label Agreement
10.7	Employment Agreement, dated May 31, 2012, between the Registrant and Dennis J. Klein
10.8	Employment Agreement, dated May 31, 2012, between the Registrant and William B. Wylie
10.9	Lease, dated May 30, 2012, between the Registrant and Dennis J. Klein
21	Subsidiaries
23.1	Consent of Paritz & Co.
23.2	Consent of Barry J. Miller, Esq. – contained in Exhibit 5.1

Item 17. Undertakings

1.	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “ Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Largo, State of Florida, on December 4, 2012.

KLEANGAS ENERGY TECHNOLOGIES, INC.

By: /s/ William B. Wylie
Name: William B. Wylie
Title: President

In accordance with the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ William B. Wylie	President,	December 4, 2012
William B. Wylie	Acting principal financial officer and acting principal accounting officer

/s/ Dennis J. Klein	Director	December 4, 2012
Dennis J. Klein	Chairman of the Board